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                                      Exhibit (15)(f)

                                  Plan of Distribution for
                                 The Rydex High Yield Fund,
                                  as revised June 23,1997
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                             RYDEX SERIES TRUST

                          Rydex High Yield Fund

             PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1

           WHEREAS, Rydex Series Trust, a Delaware business trust (the "Trust"), presently engages, and intends to continue to engage, in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

           WHEREAS, a majority of the Trustees of the Trust, including a majority of those Trustees who are not "interested persons" of the Trust, as defined in the Act (the "non-interested trustees"), and who have no direct or indirect financial interest in the operation of the Plan of Distribution Pursuant to Rule 12b-1 on behalf of the Rydex High Yield Fund (the "Fund"), as described herein (the "Plan"), or in any agreements related to the Plan (the "Rule 12b-1 Trustees"), has determined, in the exercise of the reasonable business judgment of the Trustees and in light of the fiduciary duties of the Trustees under state law and under the Act, that there is a reasonable likelihood that adoption of the Plan will benefit the Fund and the shareholders of the Fund;

           WHEREAS, a majority of the Trustees of the Trust, including a majority of the Rule 12b-1 Trustees, has approved the Plan by votes cast in person at a meeting called for the purpose of voting on the Plan; and

           WHEREAS, expenditures under this Plan by the Fund are primarily intended to result in the sale of shares of the Fund within the meaning of paragraph (a)(2) of Rule 12b-1 under the Act.

           NOW, THEREFORE, the Trust hereby adopts this Plan, on behalf of the Fund, in accordance with Rule 12b-1 under the Act, under the following terms and conditions.

           1. Definitions. The following terms used in this Plan shall have the following meanings:

           (a) "Distributor" shall mean PADCO Financial Services, Inc., 6116 Executive Boulevard, Suite 400, Rockville, Maryland 20852, the Trust's principal underwriter and distributor.

           (b) "Recipient" shall mean any broker or dealer, administrator, investment adviser, institutions, including bank trust departments, or
     o t h e r person that: (i) has rendered assistance (whether direct, administrative, or both) in the distribution of shares of the Fund; (ii) has furnished or will furnish the Distributor with such information as the Distributor has requested or may request to answer such questions as may arise concerning the sale of shares of the Fund; and (iii) has been s e l ected by the Distributor to receive payments under the Plan.
     Notwithstanding the foregoing, a majority of the Rule 12b-1 Trustees may remove any person or entity as a Recipient.

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           (c)   "Qualified  Holdings"  shall  mean,  as  to  any Recipient, all shares of the Fund owned beneficially or of record by (i) such Recipient or
     (ii) such brokerage or other customers, investment advisory or other clients, and/or accounts as to which such Recipient is a fiduciary or custodian or co-fiduciary or co-custodian (collectively, the "Customers"), but in no event shall any such shares be deemed owned by more than one Recipient.

           2.          Reimbursement for Distribution Activities.

           (a) The Trust shall reimburse the Distributor for distribution expenses incurred in promoting the sale of the Fund's shares at the rate not to exceed 0.25% per annum of the Fund's average daily net assets attributable to shares of the Fund that were sold by or through Recipients. The Fund shall bear its own costs of distribution and reimbursement shall be made from the assets of the Fund the shares of which have been sold. In no event will any other series of the Trust be liable for the distribution expenses of the Fund. Such expenses shall be calculated and accrued daily and paid within forty-five (45) days of the end of each month. In no event shall the sum of such payments made during a twelve (12) month period ended December 31 exceed the Distributor's actual distribution expenses incurred during that same twelve (12) month period plus unreimbursed expenses incurred prior to that twelve (12) month period. The Distributor shall use such payments received from the Fund in their entirety to reimburse itself f o r the Distributor's direct distribution expenses, of the type contemplated herein and reviewed from time to time by the Trustees of the Trust, in promoting the sale of the Fund's shares, including, but not limited to: (i) compensating Recipients for providing distribution assistance and administrative support services with respect to assets invested in the Fund, as described below; (ii) costs of preparation, p r inting, and mailing or other dissemination of sales literature, advertising, and prospectuses (other than those furnished to current shareholders of the Fund); and (iii) promotional and incentive programs.

           The distribution assistance and administrative support services to be rendered by Recipients may include, but shall not be limited to, the following: (i) distributing sales literature and prospectuses, other than prospectuses furnished to current shareholders; (ii) answering routine inquiries concerning the Trust and the Fund; (iii) assisting in the e s tablishment and maintenance of Fund shareholder accounts and in processing purchase and redemption transactions; (iv) making the Trust's investment plans and dividend options available; and (v) providing such other information and services in connection with the distribution of shares of the Fund as the Distributor or the Trust, on behalf of the Fund, may reasonably request. It may be presumed that a Recipient has provided such distribution assistance or administrative support services if the Recipient has sufficient Qualified Holdings of shares of the Fund to entitle the Recipient to payments under the Plan. In the event that either the Distributor or the Trustees of the Trust should have reason to believe that, notwithstanding the level of Qualified Holdings, a Recipient may not be rendering appropriate distribution assistance or administrative support services in connection with the sale of shares of the Fund, then the

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     Distributor, at the request of the Trustees, shall require the Recipient to provide a written report or other information to verify that said Recipient is providing appropriate services in this regard.

           It is recognized that the costs of distributing the Fund's shares may exceed the reimbursements made under this Plan by the Fund. In view of t h i s , if and to the extent that any investment management and administration fees paid by the Fund might be considered as indirectly financing any activity which is primarily intended to result in the sale of the Fund's shares, the payment by the Fund of such fees hereby is authorized under this Plan.

           (b) The Distributor shall make payments to any Recipient within forty-five (45) days of the end of each fiscal quarter of the Trust, at an annualized rate not to exceed 0.25% of the net asset value of Qualified Holdings owned beneficially or of record by the Recipient or by the Recipient's Customers during such quarter; provided, however, that no such payments shall be made to any Recipient for any such quarter in which the Recipient's Qualified Holdings do not equal or exceed, at the end of such quarter, the asset minimum ("Minimum Qualified Holdings") to be set from time to time by the Distributor with the approval of the Rule 12b-1 Trustees. Such payments to Recipients may be made by the Trust's investment adviser from the adviser's own resources (which may include profits derived from the advisory fee the adviser receives from the Fund), or by the Distributor from the Distributor's own resources.

           A majority of the Rule 12b-1 Trustees, at any time, or from time to time, may decrease and thereafter adjust the percentage rate payable to the Distributor not to exceed the rate set forth above, and direct the Distributor to increase or decrease the Minimum Qualified Holdings and/or decrease and thereafter adjust the percentage rate being paid to any Recipient not to exceed the rate set forth above. The Distributor shall notify any and all Recipients of the Minimum Qualified Holdings and the level of payment to such Recipient, and shall provide each such Recipient with written notice within thirty (30) days after any change in these requirements. Inclusion of such change in a revised current prospectus of the Fund shall be sufficient notice.

           3.          Quarterly Reports.

           (a) Any agreement adopted pursuant to this Plan shall require the Distributor to provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report specifying in reasonable detail the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

           (b) The Distributor shall inform the Trustees of the Trust of commissions and account servicing fees to be paid by the Distributor to Recipients which have agreements with the Distributor.

           4.          Effectiveness; Continuation.


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           (a)   This Plan shall not take effect until it has been approved by a vote of at least a majority of the outstanding voting securities (as defined in the Act) of the Fund.

           (b) This Plan shall continue in effect until September 25, 1997, and from year to year thereafter; provided, that such continuance is specifically approved at least annually by a majority of the Trustees of the Trust and a majority of the Rule 12b-1 Trustees by votes cast in person at a meeting called for the purpose of voting on the Plan.

           5.           Termination.

           This Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Trustees or by vote of a majority of the outstanding voting securities of the Fund. The Plan shall terminate automatically in the event of its assignment (as defined in the Act).

           6.          Amendments.

           This Plan may not be amended to increase materially the amount of distribution expenses provided for in paragraph 2 hereof unless such amendment to this Plan shall be approved by the vote of a majority of the outstanding voting securities of the Fund (as defined in the Act). All material amendments shall be approved by a majority of the Trustees of the Trust and a majority of the Rule 12b-1 Trustees by vote cast in person at a meeting, called for the purpose of voting on such amendment to this Plan.

           7.          Non-Interested Trustees.

           While this Plan is in effect, the selection and nomination of the non-interested trustees of the Trust shall be committed to the discretion of such non-interested trustees.

           8.          Records.

           The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to this Plan for a period of not less than six years from the date of this Plan or such agreements or reports, as the case may be, and for at least the first two years in an easily accessible place.

           9.          Related Agreements.

           Any agreement related to this Plan shall be in writing and shall provide that: (a) the agreement may be terminated at any time upon sixty
     (60) days' written notice, without the payment of any penalty, by vote of a majority of the Rule 12b-1 Trustees, or by vote of a majority of the outstanding voting securities of the Fund; (b) the agreement shall automatically terminate in the event of the agreement's assignment (as defined in the Act); and (c) the agreement shall continue in effect for a period of more than one year from the date of the agreement's execution or adoption only so long as such continuance is specifically approved at least

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     annually  by  a majority of the Trustees of the Trust and a majority of the
     Rule 12b-1 Trustees by votes cast in person at a meeting called for the purpose of voting on such agreement.

           IN WITNESS WHEREOF, the Trust, on behalf of the Fund, has executed this Plan as of the day and year set forth below.



     Date: September 25, 1996


     Attest:                             RYDEX SERIES TRUST



     /s/ Robert M. Steele          By:  /s/  Albert  P.  Viragh,  Jr.     Name:
     Robert M. Steele      Name:   Albert P. Viragh, Jr.
     Title: Vice President         Title:      President


     As Revised: March 12, 1997


     Attest:                             RYDEX SERIES TRUST


     /s/   Robert M. Steele        By:  /s/  Albert  P.  Viragh,  Jr.     Name:
     Robert M. Steele      Name:   Albert P. Viragh, Jr.
     Title:Vice President          Title:      President



     As Further Revised:  June 23, 1997


     Attest:                             RYDEX SERIES TRUST



     /s/   Robert M. Steele              By:  /s/  Albert  P.  Viragh,  Jr.
     Name: Robert M. Steele              Name: Albert P. Viragh, Jr.
     Title:Vice President                Title:      President



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